[GREATER ROME LETTERHEAD]



November 12, 2002


[Shareholder's Name]
[Shareholder Address]


Dear [Shareholder's Name]:

Enclosed with this letter is a package of proxy materials associated with a special meeting of shareholders of Greater Rome Bancshares, Inc. As described in the enclosed proxy materials, the board of directors of Greater Rome has approved a recapitalization plan. Various aspects of the proposed recapitalization plan are being submitted to a shareholder vote, including, among other things, a limited offering of additional shares of Greater Rome's common stock to existing shareholders who are residents of Georgia.

The securities offered in connection with this limited offering will not be registered under the Securities Act of 1933 or the securities laws of any state. The primary reason we are offering additional shares of Greater Rome common stock to Georgia residents only is to comply with applicable federal and state registration exemptions.

Generally, for purposes of determining residency, a shareholder will likely be deemed a resident of Georgia if one of the following apply:

   1. The shareholder is an individual who, at the time of the offer and sale to him or her, has his or her principal residence within the State of Georgia; or

   2. The shareholder is a corporation, partnership, trust or other form of business organization (not formed for the specific purpose of buying additional shares of Greater Rome common stock) that, at the time of the offer and sale to it, it has its principal office within the State of Georgia.

If you are not a resident of Georgia, the opportunity to participate in the
           ---
limited offering of additional shares of Greater Rome common stock is not being
                                                                      ---
extended to you. Accordingly, you will not be able buy additional shares of
                                       ---
Greater Rome common stock in connection with the proposed recapitalization of Greater Rome.

Additional information regarding the limited offering is provided in the enclosed proxy materials.

                             Sincerely,



                             Thomas D. Caldwell, III
                             President and Chief Executive Officer